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EXHIBIT 10.10(g)

LEASE AMENDMENT "2"

        THIS AMENDMENT is attached to and hereby forms a part of that certain LEASE ("Lease") made the 1st day of December, 1994, by and between Green, Praver Et Al ("Landlord") and Anesta Corp., a Delaware Corporation ("Tenant").

        WHEREAS, Tenant desires to lease space in Building #6 of Wiley Post Plaza located at 4745 West Wiley Post Way (the "Building"). That space is now leased to The Western Standard Company ("Western"). Landlord shall attempt to cause Western to terminate its lease for such space. Prior to Landlord approaching Western, Tenant shall execute this Amendment. Landlord will not execute this Amendment until Western has entered into an agreement terminating its lease. Landlord shall execute this Amendment, and this Amendment shall become effective, only when and if Landlord has executed a lease termination agreement or lease amendment with Western. Tenant shall not be entitled to revoke its execution of this Amendment until after December 31, 1996, and shall have the right to revoke its execution after such date only if Landlord has not executed such agreement with Western by such date.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Landlord agree as follows:

        1.    EXPANSION PREMISES AND TERM

        In addition to all other space leased by Tenant, Tenant agrees to lease from Landlord approximately 9,780 rentable square feet of space known as Suite 670 of Wiley Post Building 6 as shown on Exhibit "A" to this amendment. The lease term for the expansion premises shall be for three years and three months commencing January 1, 1997 and ending March 31, 2000. This term for the expansion space is coterminous with the term for Tenant's existing lease space.

        2.    OPTION TO EXTEND LEASE

        Tenant may extend the lease term of the expansion premises for two—five year periods upon the same terms and conditions as set forth in Section 1.4 of the original Lease.

        3.    RENTAL RATES

        It is anticipated that an agreement terminating the rights of the existing tenant will be executed and be effective prior to January 1, 1997. In the event this amendment is not signed and in force by this date, rent for any period herein covered by this amendment which has already fully expired will not be due to Landlord. Rent for any partial month will be paid on a prorata basis. Monthly rent will be calculated separately for each section of the demised premises. The existing lease space will continue as per the original Lease. For the expansion space in Suite #670, Tenant agrees to pay to Landlord, without prior notice or demand, as annual base rental for the expansion space, the sum of $63,314.59 for the first year of the expansion space lease term, payable in equal monthly payments of $5,276.22 on or before the first day of each month in advance. The first month's rent for the expansion space shall be paid on or before January 1, 1997. January 1, 1997 will be considered the anniversary date for this expansion premises. The annual base rent for this Suite #670 expansion shall be adjusted each year, effective on each anniversary of the date of the commencement of the expansion space lease term, by a percentage equal to the percentage increase in the United States Department of Labor Statistics New Consumer Price Index for all Urban Consumers (CPI-U, National Index, 1982-1984 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics, using as a base the index for the two months immediately preceding the commencement of the expansion space lease term compared to the index for the two months immediately preceding the anniversary date of the year for which the lease adjustment is being made. The foregoing notwithstanding, the annual base rent shall not be increased by more than three percent in any one year.

        4.    ADDITIONAL RENT—EXPANSION SPACE

        Tenant shall pay, as additional rent for the Suite #670 expansion space, Tenant's proportionate share of "Basic Costs Increases" as defined in Section 2.3 of the Lease. "Tenant's Proportionate Share" for the expansion space shall mean 5.17 percent, which is determined by dividing the 9,780 square feet being rented by Tenant by 189,100 square feet, the total rentable space in the Project. The monthly charge for additional rent for the expansion space is $1,271.40 which represents the 9,780 square feet times $0.13. The additional rent rate of $0.13 shall be adjusted annually or at such time as there is a significant change in the costs of any item of additional rent to be paid by Tenant as per Section 2.3. of the Lease. Tenant has already increased once before the amount of space in the Project. Tenant's total area for purposes of Section 2.3 shall include all of the "proportionate" areas as shown in the original lease, the first amendment and this second amendment.

        5.    TENANT IMPROVEMENTS

        Tenant shall propose plans for improvements to the demised premises which plans must be approved by Landlord. Such approval shall not be unreasonably withheld. Said plans must comply with all building codes and local ordinances. Tenant shall at its sole cost and expense make the improvements to the Premises as set out in plans and specifications attached as Exhibit "B" to this Amendment. Tenant will be obligated to follow all building codes and other construction practices and requirements as described in Section 7.1 of the Lease.

        6.    VALID AGREEMENTS

        Except for the rent and the term, the terms for the Suite #670 expansion premises shall be identical as set forth in the Lease. Tenant and Landlord acknowledge that the Lease is a valid and enforceable agreement and that the Tenant holds no claims against Landlord or its agents which might serve as the basis of any set-off against accruing rent and other charges or any other remedy in law or in equity. Except as is herein specifically modified and amended or as is necessary to give meaning and effectuate the terms hereof, the Lease shall remain in full force and effect, it being understood and agreed that this Amendment, upon execution, becomes a part of the total Lease.

        7.    BROKERS

        Except as herein set out, Tenant represents, and warrants that there are no claims for brokerage commissions or finder's fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claim, including any attorney's fees connected therewith. Landlord shall pay the brokerage fees and/or commissions payable in connection with this Lease to Asset Management Services, Inc., who represents Landlord, pursuant to the applicable listing and/or brokerage agreement between Landlord and said party.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment this 7th day of day of January, 1997.

LANDLORD: GREEN PRAVER ET AL		TENANT: ANESTA CORP.
By Asset Management Services Inc. as Property Manager
By:	/s/ GREGORY W. STRONG Gregory W. Strong Project Manager	By:	/s/ WILLIAM C. MOELLER William C. Moeller Chief Executive Officer

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LEASE AMENDMENT "2"